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DELOITTE &


  TOUCHE
------------
                                     ------------------------------------------

                                     CHARTERED ACCOUNTANTS,
                                     Deloitte & Touche


                                                          Telephone: National
                                                          0113 243 9021

                                     10-12 East Parade


                                     Leeds LS7 2AJ        International + 44
                                                          113 243 9021


                                                          Fax: 0113 244 5580


                                                          DX 26423

The Board of Directors


Yorkshire Power Group Limited


Wetherby Road


Scarcroft


Leeds LS143

                                                               May 1, 1998


Dear Sirs


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Yorkshire Power Group Limited and subsidiaries for the period ended December 31, 1997 as indicated in our report dated April 30, 1998, because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above is being used in this Registration Statement.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche